UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Chapman, Susan

   c/o Longview Partners, L.P.
   175 East 64th Street
   New York, NY  10021
   USA
2. Date of Event Requiring Statement (Month/Day/Year)
   November 30, 2000
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   Sentigen Holding Corp.
   SGHL
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   ( ) Form filed by One Reporting Person
   (X) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
___________________________________________________________________________________________________________________________________|
1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
Common Stock, $.01 par value               |553,573               |I               |(1)                                            |
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Common Stock, $.01 par value               |290,327               |I               |(2)                                            |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
Common Stock Option (rig|1/16/98  |1/16/02  |Common Stock           |150,000  |$0.75     |I            |(1)                        |
ht to buy)              |         |         |                       |         |          |             |                           |
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___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) These shares are held in the Frederick R. Adler Intangible Asset Management Trust ("Trust") of which the reporting person is the sole Trustee. These shares were transferred to the Trust by Frederick R. Adler on November
29, 2000.   The reporting person disclaims beneficial interest in the
securities for purposes of Section 16 because as Trustee of the Trust she has no ultimate pecuniary interest in the shares. This statement shall not be deemed an admission that the reporting person is the beneficial owner of the securities for purposes of Section 16 or for any other purpose.
(2) Represents securities owned by Longview Partners, L.P. of which the reporting person is the General Partner. As General Partner, the reporting person has the sole voting and dispositive power over the securities. The reporting person disclaims beneficial interest in the securities except to the extent of her pecuniary interest, if any, and this report shall not be deemed an admission that the reporting person is the beneficial owner of the securities for purposes of Section 16 or for any other purposes.
The additional reporting person is Frederick R. Adler Intangible Asset Management Trust, c/o SusanChapman, 175 East 64th Street, New York, NY
10021.

__________________________________________________
Susan Chapman, Sole
Trustee
SIGNATURE OF REPORTING PERSON
/s/      Susan Chapman
DATE
December 4, 2000